UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  August 7, 2013

SUPREME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8183	75-1670945
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

P.O. Box 237

2581 E. Kercher Road

Goshen, Indiana 46528

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (574) 642-3070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 7, 2013, the Board of Directors of Supreme Industries, Inc. (the “Company”) adopted the 2013 Supreme Cash and Equity Bonus Plan (the “Bonus Plan”).

The Bonus Plan is intended to provide financial incentives to certain executive officers and key employees (“Participants”) of the Company and its subsidiaries through the use of “at risk” variable pay tied to specific performance goals.  Participants in the Bonus Plan will have the opportunity to earn a bonus paid out in the form of cash, as well as a bonus paid out in the form of equity, for the attainment of Bonus Plan goals during the 2013 fiscal year.

The Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company has established target awards, quantitative performance goals, and qualitative performance goals for certain Participants, including Matthew W. Long, Chief Financial Officer, Treasurer, and Assistant Secretary.  However, with respect to Mr. Mark D. Weber, President and Chief Executive Officer, the Compensation Committee made recommendations to the Company’s Board of Directors, which then acted to establish his targets and goals.

Quantitative goals selected include net sales and operating income, gross margin, and EBITDA/average equity.  Quantitative goal achievement shall be weighted 50% for net sales and operating income (further subdivided into 1/3 for net sales and 2/3 for operating income) and 25% for each of the other goals.  Qualitative goals selected consist of a successful transition of duties to the new CEO, improvements to regional plants completed, and three personal goals. Personal goals selected for Mr. Weber include the hiring and assimilation of a new vice president of human resources, development of a formal strategic planning process for implementation in 2014, and development and commencement of execution of a turnaround strategy for the bus business.  Personal goals selected for Mr. Long included determining the need for an internal audit position, completion of standard costing methodology, and reduction of manual journal entries.  Qualitative goal achievement shall weight these qualitative goals one third each.

Award achievement will be weighted so that quantitative performance goals will account for two thirds and qualitative performance goals will account for one third of the total award (the “Award”).  Participants may earn from 0 to 125% of his or her target based upon quantitative goals and may earn from 0% to 100% of his or her target based upon qualitative goals.

After completion of the fiscal year, the Compensation Committee shall certify to what extent the performance goals were met and determine the Award payable to each Participant based on information supplied and certified by management.  The Compensation Committee may, in its discretion, adjust the payout of an Award, including reducing the Award to zero, based upon relevant individual or business factors or to prevent enlargement or dilution of the Award in case of extraordinary events. Payment of cash Awards shall be made in a lump sum payment in cash.  Payment of equity Awards shall be made in the form of a grant of restricted stock pursuant to the Supreme Industries, Inc. 2012 Long-Term Incentive Plan, which will vest over three years in equal increments.  Payment of cash Awards and determination and grant of equity Awards shall be made as soon as reasonably practicable in 2014, but no later than March 15, 2014.

The Bonus Plan contains a recoupment feature so that, if the Board of Directors learns of any intentional misconduct by a Participant which directly contributes to the Company having to restate all or a portion of its financial statements, the Board may, in its sole discretion, require the Participant to reimburse the Company for the difference between any Awards paid to the Participant based on achievement of financial results that were subsequently the subject of a restatement and the amount the Participant would have earned as Awards under the 2013 Bonus Plan based on the financial results as restated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPREME INDUSTRIES, INC.

Date: August 13, 2013	By:	/s/ Mark D. Weber
Mark D. Weber
Chief Executive Officer